NUMBER                                                                    SHARES
                                   Food Palace
                              International, Inc.

THIS CERTIFIES THAT




IS THE RECORD HOLDER OF


SHARES OF THE COMMON STOCK OF FOOD PALACE INTERNATIONAL, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

          Witness the facsimilie seal of the Corporation and the facsimile signature of its duly appointed officers.



Dated:


/s/ Nazar Najor                                                /s/ Daniel Najor
-----------------------           [GRAPHIC OMITTED]           ------------------
    SECRETARY                                                      PRESIDENT